Exhibit 99.1

170 Radnor-Chester Rd., Suite 300, Radnor, PA 19087	484-598-2340

PolyMedix Announces Positive Results from Phase 2 Clinical Trial with PMX-30063 First-in-Class Defensin-Mimetic Antibiotic

Study in patients with Acute Bacterial Skin and Skin Structure Infections showed all three doses to have high clinical response rates and to be safe

Conference Call Today at 9:00 a.m. ET

Radnor, PA (April 23, 2012) - PolyMedix, Inc. (OTCBB: PYMX), a biotechnology company focused on developing innovative therapeutic drugs to treat patients with serious acute-care conditions, today announced positive topline results from a Phase 2 proof-of-concept study evaluating PMX-30063, a first-in-class investigational antibiotic, for the treatment of Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by Staph aureus.  The study objectives were met, demonstrating clinical efficacy and safety in all evaluated doses of PMX-30063.

“I am very encouraged by the final results seen in our first Phase 2 study,” said Daniel Jorgensen, MD, MPH, Senior Vice President Clinical Development and Chief Medical Officer of PolyMedix.  “These results are particularly exciting, as PMX-30063 is the first of a new class of antibiotics that imitates the body’s own immune system and its ability to fight off bacteria.  This study demonstrates clinical response rates that are early, sustained, and consistent across all treatment groups.  In our next clinical trial, planned for later this year, we will explore ways to optimize the dosing regimen, which will include shorter courses of therapy and the administration of PMX-30063 as a single dose.”

Study Details and Results

The randomized, double-blinded and controlled study evaluated the effects of PMX-30063 compared with an active control, daptomycin, for the treatment of Acute Bacterial Skin and Skin Structure Infections.  The study followed the most recent Guidance issued by the Food and Drug Administration (FDA), and was conducted at 21 sites in Canada, Russia and Ukraine. The trial enrolled a total of 215 patients across four dosing arms.  Three arms were administered low, medium, or high doses of PMX-30063 (0.4 mg/kg on day one followed by 0.30 mg/kg daily for four days; 0.75 mg/kg on day one followed by 0.35 mg/kg daily for four days; or 1.0 mg/kg on day one followed by 0.35 mg/kg daily for four days) plus two days of placebo for a total of seven days.  The fourth arm was administered daptomycin daily for seven days (per label recommendations).

170 Radnor-Chester Rd., Suite 300, Radnor, PA 19087	484-598-2340

Efficacy

In the study, patients were first evaluated at day 3 for clinical response using FDA’s most recent ABSSSI Guidance. As summarized in the following table, patients receiving low, medium, or high doses of PMX-30063 experienced high clinical response rates at Day 3.

Clinical Response at Day 3	Low Dose	Med Dose	High Dose	Daptomycin
Per Protocol1	85.0%	71.4%	89.7%	74.5%
mITT2	81.4%	67.6%	77.8%	74.5%
ITT3	79.6%	68.5%	75.9%	75.5%

1 - Per Protocol Population:  All patients who received ≥ 80% of study drug, were culture confirmed for Staph aureus, and were assessed (N=161)
2 - mITT  (modified Intent-to-Treat) Population:  All patients with culture-confirmed Staph aureus (N=172)
3 – ITT (Intent-to-Treat) Population:  All patients who were randomized into the study (N=215)

All regimens of PMX-30063 for all patient populations and time points showed early, high and sustained clinical responses.  The 95% confidence intervals for the day 7, 10 and 28 assessments, shown in the graphs below, illustrate the consistency of clinical responses for all dosing arms of PMX-30063 compared to active control.

Clinical Response at Day 7*	Sustained Response at Day 10*+	Sustained Response at Day 28*+

* as defined by the study analysis plan for the per protocol patient population (N=161)
+sustained response based on patients with earlier clinical response

The early, high, and consistent clinical response rates across the three PMX-30063 dose groups observed in the study suggest the potential for exploration of shorter treatment regimens, which may include study of single dose administration in our next study planned to commence later this year.

“Because of increasing bacterial drug resistance, infectious diseases have become one of the leading causes of death, and are a significant medical, societal, and economic problem,” commented Nicholas Landekic, President and Chief Executive Officer of PolyMedix. “Most antibiotics fall within classes for which resistant bacterial strains have already emerged, and there is an urgent need for new approaches. PMX-30063 is the very first defensin-mimetic in clinical trials, and has a mechanism of action specifically designed to address this growing problem, and to which bacterial resistance should be unlikely to develop. We are proud to be pioneers in this field and look forward to progressing the development of PMX-30063.”

Safety

In the study, PMX-30063 appeared to be safe and was generally well-tolerated.  As expected and consistent with previous clinical studies, patients receiving PMX-30063 commonly reported sensations of numbness and tingling that were generally characterized as mild and resolved following treatment.  No patient stopped treatment as a result of these sensations.  Other treatment-related adverse event rates were similar across all treatment arms.  There was one treatment-related serious adverse event that was at least possibly drug-related reported in each PMX-30063 study arm.  Treatment-related serious adverse events included an instance of hypertension in the medium and high dose regimens, which discontinued therapy, and an instance of increased platelets in the low dose regimen.

170 Radnor-Chester Rd., Suite 300, Radnor, PA 19087	484-598-2340

PolyMedix plans to discuss the results of this PMX-30063 Phase 2 clinical trial on its conference call to be held today at 9:00 am Eastern Time and to present study details, including microbiologic data, at a future medical meeting.

Conference Call

PolyMedix is hosting a conference call today at 9:00 am Eastern Time. Participants may access this audio webcast through a live broadcast on the Company’s website at www.polymedix.com.  Participants should log onto the audio webcast at least 15 minutes prior to the call.

The call in number is 877-771-7024. The international call in number is 678-905-9379. A replay of the conference call will be available two hours after the call’s completion and remain available for seven days. The replay number to hear the conference call is 800-585-8367 or 404-537-3406.  The passcode is 71350471.

About PMX-30063

PolyMedix's novel antibiotic compound, PMX-30063, is the first of a new class of antibiotics — defensin-mimetics. PMX-30063 is a small-molecule designed to mimic the activity of human host-defense proteins (HDPs), the body's natural defense against bacterial infections. HDPs kill bacteria by directly targeting bacterial membranes and disrupting them. Widespread resistance to this mechanism of action has not developed despite millions of years of evolution. With PMX-30063 designed to mimic HDPs, we believe that resistance is also unlikely to evolve to this novel antibiotic compound, making PMX-30063 a potential solution to the growing problem of bacterial resistance.

About PolyMedix, Inc.

PolyMedix is a clinical stage biotechnology company developing first-in-class, small-molecule drugs for the treatment of serious acute care conditions. PolyMedix has two lead compounds and a pipeline of innovative infectious disease and cardiovascular product candidates, all of which were internally developed using a proprietary drug discovery technology platform.

PolyMedix’s lead infectious disease compound is PMX-30063, the first of a new class of antibiotics, the defensin-mimetics. Defensin-mimetic antibiotics are designed to imitate the mechanism of natural human immunity – the host defense proteins. By mimicking the mechanism of action of the host defense proteins, PMX-30063 works completely differently from known biochemical antibiotics, and exploits a method of bacterial cell killing which should significantly reduce the risk of bacterial resistance. PMX-30063 has completed a Phase 2 clinical trial to treat patients with Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by Staph aureus bacteria, including methicillin-resistant Staph aureus (MRSA). PolyMedix also has plans to leverage its antimicrobial expertise with its PolyCides®, antimicrobial additives to materials, such as cosmetics, plastics and textiles, to create self-sterilizing products and surfaces.

170 Radnor-Chester Rd., Suite 300, Radnor, PA 19087	484-598-2340

PolyMedix’s lead cardiovascular compound is PMX-60056, which is designed to normalize blood clotting and reduce bleeding in certain interventional cardiology procedures, as well as treat bleeding in emergency situations, where heparin and low molecular weight heparins (LMWHs) are used. PMX-60056 is currently in a Phase 2 clinical trial in patients undergoing PCI, and in a Phase 1B/2 dose ranging clinical trial with the LMWH enoxaparin.

For more information, please visit our website at www.polymedix.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are PolyMedix’s need for, and the availability of, substantial capital in the future to fund its operations and research and development, and the fact that PolyMedix’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

For further information contact:

Lisa Caperelli
Director, Investor Relations & Corporate Communications
484-598-2406
lcaperelli@polymedix.com